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                                  EXHIBIT 23
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                       CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Annual Report (Form 10-KSB) of Skyline Chili, Inc. of our report dated December 1, 1995, included in the 1995 Annual Report to Shareholders of Skyline Chili, Inc.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-17795) pertaining to the Skyline Chili, Inc. 1986 Stock Option Plan, and Registration Statements (Forms S-8 No. 33-45297, No. 33-74584, and No. 33-78604) pertaining to the Skyline Chili, Inc. 1990 Stock Option and Stock Incentive Plan of our report dated December 1, 1995, with respect to the consolidated financial statements of Skyline Chili, Inc. incorporated by reference in the Annual Report (10-KSB) for the year ended October 29, 1995.


                                                Ernst & Young LLP


Cincinnati, Ohio
January 25, 1996